                              PROSPECTUS SUPPLEMENT

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-68585

                            ATRIX LABORATORIES, INC.
                    SUPPLEMENT NO. 1 DATED SEPTEMBER 20, 1999
                      TO PROSPECTUS DATED DECEMBER 18, 1998

         All capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus dated December 18, 1998 (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-68585).

         The purpose of this Supplement is to provide additional information regarding the Selling Stockholders. In addition to the Selling Stockholders named in the Prospectus, the following table sets forth the name of certain of the Selling Stockholders and (a) deletes shares of Common Stock held by Ventures Medical, L.P. to reflect the assignment of its rights to such shares to the limited partners of Ventures Medical, (b) the amount of shares owned by each such Selling Stockholder as of September 17, 1999, and (c) the amount of Common Stock which may be offered for the account of such Selling Stockholder under this Prospectus as of September 17, 1999. Because the Selling Stockholders may offer some, all or none of their Common Stock, no definitive estimate as to the number of shares of Common Stock that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered by this Prospectus will be sold.

                                                 PRINCIPAL AMOUNT OF                                    SHARES OF COMMON
                                                 COMMON STOCK OWNED      PRINCIPAL AMOUNT OF COMMON     STOCK OWNED AFTER
       NAME OF SELLING STOCKHOLDER               PRIOR TO THE OFFERING   STOCK OFFERED HEREBY           THE OFFERING
       ---------------------------               ---------------------   --------------------------     -----------------
       DELETE:
       Ventures Medical, L.P.(1)                       49,548                  49,548                            --
       ADD:
       K.D.F., a Massachusetts General                 13,061                  13,061                            --
         Partnership
       Pfizer Inc.                                     15,077                  15,077                            --
       Ameritech Pension Trust                          9,043                   9,043
       Franklin Life Insurance Company                  3,013                   3,013                            --
       Life Investors Insurance Company                 1,506                   1,506                            --
       The Investment Enterprise                        1,506                   1,506                            --
         Partnership YNED
       Mitsui Chemicals America, Inc.                   1,506                   1,506                            --
       Thomas Emery's Sons, L.L.C.                      1,868                   1,868                            --
       William T. Mullaney                              1,828                   1,828                            --
       Doris K. Hankamer Estate                           164                     164                            --
       Stanley H. Appel, M.D.                             362                     362                            --
       Martin Smoler                                      396                     396                            --
       John L. Carrico                                    218                     218                            --

--------------------

(1) Ventures Medical still holds 8,258 shares of Common Stock that may be sold under the Prospectus.

None of the Selling Stockholders listed above had any material relationship with Atrix other than as a result of ownership of the Common Stock, within the three-year period ending on the date of this Supplement.